UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 3, 2012

Baxter International Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-4448	36-0781620
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Baxter Parkway, Deerfield, Illinois	60015-4625
(Address of principal executive offices)	(Zip Code)

(224) 948-2000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

Sale and Purchase Agreement

On December 4, 2012, Baxter International Inc. (the “Purchaser”) entered into a share purchase agreement (the “SPA”) to purchase (such acquisition, the “Transaction”) all of the share capital of Indap Holding AB (including its subsidiaries, “Gambro”) from Indap Sweden AB (the “Seller”).

Including the payoff of existing Gambro indebtedness, the total purchase price in the Transaction is approximately SEK 26.5 billion, and is subject to customary adjustments for net indebtedness and working capital.

The SPA sets forth the material terms of the Transaction. The Transaction is conditioned upon (i) the receipt of certain competition law approvals, (ii) the accuracy of Indap Holding AB’s warranties and the compliance by Indap Holding AB with its covenants and (iii) the absence of any injunction, judgment, court order, decree, award or legal proceeding having been entered or enforced by any governmental authority that would prohibit or make illegal the consummation of the Transaction.

The Seller has agreed to cause Gambro to operate in the ordinary course of business through the closing of the Transaction. The Seller has also agreed, among other things, that (i) it shall use reasonable best efforts to cause Gambro and each of Gambro’s officers, employees and representatives to cooperate with the Purchaser’s financing of the Transaction and (ii) it shall use reasonable best efforts to take all actions and do all things necessary, proper or advisable in order to consummate and make effective the Transaction (including satisfaction, but not waiver, of the applicable closing conditions).

The Seller’s warranties include warranties as to (i) capitalization, (ii) financial statements, (iii) tax, (iv) authority, (v) ordinary course activity, (vi) real property, (vii) ownership of assets, (viii) intellectual property, (ix) insurance, (x) employees and benefits, (xi) litigation, (xii) environmental matters, (xiii) compliance with laws and (xiv) contracts.

The Purchaser’s remedies for breaches of the SPA are against the Seller and are limited, including in duration and amount, as set forth in the SPA. The Purchaser’s primary remedy against the Seller after the completion of the Transaction is to recover for losses due to the Seller’s breaches from a SEK 2.2 billion escrow account that has been set aside for such claims for a 15-month period following the completion of the Transaction.

See Item 8.01(b) below for information regarding financing of the Transaction.

The foregoing description of the material terms of the SPA is qualified in its entirety by reference to the SPA, a copy of which is attached hereto as Exhibit 2.1 and incorporated by reference herein.

Item 8.01 Other Events.

(a) A copy of the press release announcing the Transaction is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

(b) On December 3, 2012, the Purchaser entered into a commitment letter in respect of a US $3.1 billion bridge loan (the “Bridge Loan Commitment Letter”) with JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC. The Bridge Loan Commitment Letter contemplates a 364-day bridge loan facility of US $3.1 billion to finance the Transaction. JPMorgan Chase Bank, N.A. has committed to provide 100% of the amount under the bridge loan facility, subject to the satisfaction of customary closing conditions and execution of definitive documentation regarding such loans. Commitments in respect of the bridge loan facility may be syndicated to other lenders, subject to the satisfaction of certain limitations and conditions. The obligations under the bridge loan facility would be general unsecured obligations of the Purchaser.

The foregoing description of the material terms of the Bridge Loan Commitment Letter is contingent on the final terms and conditions of definitive documents regarding any such bridge loan facility, and is qualified in its entirety by reference to the terms of such definitive documents.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

2.1	Share Purchase Agreement, dated as of December 4, 2012, by and between Baxter International Inc. and Indap Sweden AB

99.1	Press Release of Baxter International Inc., dated December 4, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 4, 2012

BAXTER INTERNATIONAL INC.

/s/ Stephanie A. Shinn
By:	Stephanie A. Shinn
Corporate Vice President, Associate General Counsel and Corporate Secretary

Exhibit Index

Exhibit Number	Description

2.1	Share Purchase Agreement, dated as of December 4, 2012, by and between Baxter International Inc. and Indap Sweden AB

99.1	Press Release of Baxter International Inc., dated December 4, 2012

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